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                                                                     EXHIBIT 5.1

                      AKERMAN, SENTERFITT & EIDSON, P.A.

                               ATTORNEYS AT LAW

                         SUNTRUST INTERNATIONAL CENTER
                                  28TH FLOOR
                              ONE S.E. 3RD AVENUE
                           MIAMI, FLORIDA 33131-1704
                                (305) 374-5600
                           TELECOPY: (305) 374-5095

                                 June 2, 1999

The Wackenhut Corporation
4200 Wackenhut Drive, #100
Palm Beach Gardens, FL 33410-4243

Gentlemen:

         We have acted as special counsel to Wackenhut Corrections Corporation, a Florida corporation (the "Company") with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 550,000 shares of the Company's common stock, par value $.01 per share (the "Shares") pursuant to Wackenhut Corrections Corporation's 1999 Stock Option Plan (the "Plan").

         Based on our review of the Articles of Incorporation of the Company, as amended and restated, the Bylaws of the Company, the Plan and documents related thereto and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for pursuant to the Plan and related documents, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,

                                   AKERMAN, SENTERFITT & EIDSON, P.A.

                                   /s/ Akerman, Senterfitt & Eidson, P.A.


















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